CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
2.750% InterNotes® Due September 15, 2022 3.150% InterNotes® Due September 15, 2024	$385,000 $ 449,000	$49.59 $57.83

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933.
(2)	The amount in this column has been transmitted to the SEC in connection with the securities offered by means of this pricing supplement.

    Filed Under Rule 424(b)(3), Registration Statement No. 333-177949 Pricing Supplement Number 339 Dated Monday, September 08, 2014
(To: Prospectus Dated November 14, 2011 and Prospectus Supplement Dated November 17, 2011)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
63743FUK0	$385,000	100%	1.550%	$379,032.50	Fixed	2.750%	MONTHLY	09/15/2022	10/15/2014	$2.60	Yes	Senior Unsecured Notes

Redemption Information: Non-Callable

CUSIPNumber	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	Ist Coupon Amount	Survivor's Option	Product Ranking
63743FUL8	$449,000	100%	1.800%	$440,918.00	Fixed	3.150%	MONTHLY	09/15/2024	10/15/2014	$2.97	Yes	Senior Unsecured Notes

National Rural Utilities Cooperative Finance Corp
Offering Dates: Tuesday, September 2, 2014 through Monday, September 8, 2014 Trade Date: Monday, September 8, 2014 @12:00 PM ET Settlement Date: Thursday, September 11, 2014 Minimum Denomination/Increments:$1,000.00/$1,000.00 Initial trades settle flat and clear SDFS: DTC Book Entry only DTC number: 0235 via RBC Dain Rauscher Inc.
Agents: Citigroup, Comerica Securities, J.J.B. Hilliard, W.L. Lyons, Inc., Morgan Stanley , UBS Investment Bank, Wells Fargo
If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.
   InterNotes® is a registered trademark of Incapital Holdings, LLC. All rights reserved.
National Rural Utilities Cooperative Finance Corp Prospectus Dated November 14, 2011